Exhibit 99.2

Transcript of Portion of February 22, 2005 Conference Call Discussing
Certain Non-GAAP Financial Measures

Todd E. Wille (CEO):

On a pro forma basis, net income for the third quarter was $29,000. GAAP net loss was $651,000.  We incurred a significant number of one time charges for restructuring and acquisition costs related to merger with Acuitrek.

Peter J. DiCorti (CFO):

End user license revenue was 42 percent, ISVs and VARs 47 percent, and distributors 11 percent of total licenses revenues.

Operating expenses for the quarter were $3.2 million, a 25 percent increase from $2.6 million last year, primarily because of increases in selling, general and administrative expenses.  SG&A increased 30 percent to $2.5 million.  The SG&A variance is the result of reorganization costs for the UK subsidary and the North American Sales team.  We estimate the Q4 run rate for SG&A expenses will approximate $2 million, including Acuitrek operating expenses.  Product development expenses increased 10 percent to $678,000.

GAAP net loss for the third quarter was $651,000, or $0.02 cent loss per share, compared to a net loss of $470,000 or $0.02 cent loss per share in Q3 last year.  Non-GAAP net income was $29,000, compared to Non-GAAP net loss of $462,000 in Q3 last year.

Nine-month total revenues were down 2 percent to $8.5 million.  GAAP net loss for the first nine months was $1.8 million or $0.06 cent loss per share, compared to a $553,000 GAAP net loss or $0.03 cent loss per share in the same period last year.

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